Exhibit 107

Calculation of Filing Fee Tables

F-4

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(Form Type)

DIGITAL VIRGO GROUP S.A.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Class A ordinary shares	457(a)	43,507,403	(1)(2)	$10.26	(3)	$446,385,954.78	0.00011020	$49,191.73

	Total Offering Amounts							$446,385,954.78		$49,191.73
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$49,191.73

(1)	Based on the maximum number of Class A ordinary shares of the registrant (“Class A ordinary shares”) estimated to be issued by the registrant upon the business combination described in the proxy statement/prospectus contained herein. Consists of (a) up to 9,546,354 Class A ordinary shares that may be issued to holders of public shares of Goal Common Stock, (b) 27,667,299 Class A ordinary shares issuable to the Digital Virgo Shareholders, including 13,974,411 Class A ordinary shares to be issuable to IODA upon conversion of Digital Virgo Class B Preferred Shares, and (c) up to 6,293,750 Class A ordinary shares that may be issued to the Digital Virgo Shareholders and/or Sponsor pursuant to the earnout conditions contemplated by the Business Combination Agreement.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, based on the average of the high and low prices per share of Goal Common Stock as of May 15, 2023, as quoted on the Nasdaq Stock Market.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A